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                                  	EXHIBIT 1

                                 	Law Offices

                         	ALLEN, DELL, FRANK & TRICKLE
                         	SUITE 1240, THE BARNETT PLAZA
                           	101 EAST KENNEDY BOULEVARD
                              	POST OFFICE BOX 2111
                              	TAMPA, FLORIDA  33601
                                  	(813) 223-5361


                                  	March 1, 1996

                                                        	VIA FAX:  407-688-0455
                                                                 	and U.S. MAIL

Mr. William J. Mercurio
Able Telcom Holding Corp.
1601 Forum Place, Suite 1110
West Palm Beach, Florida  33401

Dear Mr. Mercurio:

Clark Barlow has asked me to write you this letter on his behalf. Due to the medical condition concerning his back, he is unable to go to his office to send this letter himself.

Effective immediately, Clark resigns from the Board of Directors of Able
Telcom Corp.  Please reflect his resignation in the Proxy Statement accordingly.

Clark hereby advises that the description in the Proxy Statement of the notes and obligations payable to him, Doug and Bill is incomplete and misleading to the shareholders. Accordingly, Clark will not be a party to the sending of this Proxy Statement and strongly recommends that you reconsider the description that is contained in the draft Proxy Statement that was sent to him.

Please advise as to when and where you would like him to return his company vehicle.

                              						Very truly yours,

                              						/s/ROBERT A. MORA
                                    -----------------------
                              						Robert A. Mora
                              						for Clark W. Barlow

RAM/sac

cc:	Mr. Clark W. Barlow
   	Donn A. Beloff, Esquire